Exhibit 99.1

Supernus Announces

Second Quarter 2014 Results

•                  Second quarter combined net product revenue for Oxtellar XR® and Trokendi XR® was $27.6 million. Total Revenue for the first half of 2014 was a record, $38.7 million.

•                  Raising guidance for annual revenues to approximately $105 million, and expecting to be profitable for the full year.

•                  Trokendi XR revenue for the second quarter, $22.6 million, includes prescriptions filled during the first and second quarters, as well as product in the distribution channel as of June 30. Going forward, revenue for Trokendi XR will be recorded based on shipments to wholesalers.

•                  Net income in the second quarter was $3.2 million, compared to a net loss of ($15.5) million in the first quarter.

•                  Cash burn for the second quarter totaled $8 million, as compared to $20 million for the first quarter.

Rockville, MD, August 12, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today reported financial results for the second quarter 2014 and discussed key company developments.

Business Update

Second quarter product prescriptions, as reported by IMS for Trokendi XR and Oxtellar XR combined, totaled 43,207, increasing by 12,999, or 43%, as compared to first quarter 2014.  Trokendi XR prescriptions for the second quarter totaled 28,773, representing a 53.6% increase over the 18,727 prescriptions in the first quarter of 2014.  Prescriptions for Oxtellar XR during the second quarter totaled 14,434, a 25.7% increase over the 11,481 prescriptions filled during the first quarter of 2014.

Managed care coverage continues to improve for both products. Oxtellar XR now has 159.9 million lives covered and Trokendi XR has 145.3 million lives covered.

“Our solid second quarter reflects our continued success with the launch of Trokendi XR and Oxtellar XR. We continue to show significant increase in the adoption of our products in the marketplace,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc. “Our sales force and commercial team continued their excellent execution and delivery of robust prescription growth for both products.”

“We closed the first half of the year with record revenues of $38.7 million reflecting the strength of our business and the strong foundation we are building at Supernus. We are looking forward to having a banner year in Supernus history, achieving profitability for the full year and approximately $105 million in revenue.”

Revenue and Gross Margin

Beginning in the second quarter 2014, revenue recognition for Trokendi XR is based on contemporaneous shipments to wholesalers. Revenue increased to $22.6 million for the quarter, including 47,500 prescriptions filled during the first and second quarters, as well as product in the distribution channel as of June 30.  This compares to $4.1 million recorded during the first quarter of 2014, based on 11,244 prescriptions filled during the fourth quarter of 2013. Consequently, net deferred product revenue on the balance sheet has been recognized, and the balance eliminated.

Oxtellar XR revenue for the second quarter of 2014, based on shipments to wholesalers, was $5.0 million.

Licensing revenue for the quarter was $2.1 million due to a milestone payment triggered by the May 2014 launch of Orenitram (treprostinil) Extended-Release Tablets by our partner, United Therapeutics, for the treatment of pulmonary arterial hypertension.

Operating Expenses

Selling, general and administrative expenses for the second quarter 2014 were $19.6 million, as compared to $12.2 million in the second quarter of 2013. The higher expense reflected expansion of the sales force coupled with increased promotional and marketing related activities in support of Trokendi XR and Oxtellar XR.

Research and development expenses during the second quarter 2014 were $4.7 million, as compared to $3.5 million in the second quarter of 2013. This increase was due to preclinical and clinical trials for our pipeline products.

Net Income and Earnings Per Share

The Company reported net income for the second quarter 2014 of $3.2 million, or $0.08 per diluted share, as compared to a net loss of ($27.4) million, or ($0.89) per diluted share for the second quarter 2013.  This increase, $30.6 million year-over-year, is primarily due to the year-over-year growth in product revenue coupled with the impact of issuing our convertible debt.

Weighted average diluted common shares outstanding in the second quarter 2014 were approximately 42.4 million, as compared to approximately 30.9 million during the second quarter 2013.

As of June 30, 2014, approximately $50.2 million of the Company’s six year $90 million notes, bearing interest at 7.5% per annum, had been converted to common stock.

Capital Resources

As of June 30, 2014, the Company had $62.7 million in cash, cash equivalents, marketable securities, and long term marketable securities compared to approximately $70.5 million as of March 31, 2014. Cash burn for the three and six months ending June 30, 2014 was approximately $8 million and $28 million, respectively.

On July 8, 2014 the Company received $30 million in cash as part of a royalty interest acquisition agreement with HealthCare Royalty Partners.

Financial Guidance

With the recognition of royalty revenues of $30 million in July, the Company is raising its 2014 revenue guidance to approximately $105 million. The Company is also reducing its cash burn guidance for the year to $5 million to $10 million, and raising its guidance for year-end cash and marketable securities to $75 million to $85 million. The Company anticipates achieving profitability for the full year and being cash flow positive in 2015.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients with ADHD and SPN-812 for ADHD, continue to progress on schedule. SPN-810 is being developed in cooperation with the FDA as a first-in-class product for an indication with a significant unmet medical need.  The Company is progressing toward full-scale production of SPN-810, and is scheduled to start Phase III patient dosing in 2015.

In the second quarter, the Company initiated and completed a pharmacokinetics study for extended release formulations for SPN-812. The study was successful and the Company has selected an extended release formulation that will be the basis of the product tested later in a Phase IIb trial in 2015.  In addition, both pipeline programs continue to move forward with animal toxicology studies, including carcinogenicity programs.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00am ET, on Tuesday, August 12, 2014. An accompanying webcast will also be provided. Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	877-288-1043
International dial-in:	970-315-0267
Conference ID:	75364090
Conference Call Name:	Supernus Pharmaceuticals 2Q 2014 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Info”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

COCKRELL GROUP

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)

Cash, cash equivalents and marketable securities	$47,270	$82,191
Accounts receivable, net	10,854	5,054
Inventories	10,101	7,152
Other current assets	3,756	2,764
Total Current Assets	71,981	97,161

Property and equipment, net	2,590	2,554
Long term marketable securities	15,462	8,756
Deferred financing costs	713	1,005
Other long-term assets	3,444	1,519
Total Assets	$94,190	$110,995

Accounts payable and accrued expenses	$19,044	$18,314
Deferred product revenue, net	—	7,882
Deferred licensing revenue	143	204
Total Current Liabilities	19,187	26,400

Deferred licensing revenue, net of current portion	1,345	1,417
Convertible notes, net of discount	28,671	34,393
Other non-current liabilities	2,784	2,677
Derivative liabilities	8,834	12,644
Total Liabilities	60,821	77,531

Total Stockholders’ Equity	33,369	33,464
Total Liabilities & Stockholders Equity	$94,190	$110,995

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenue
Net product sales	$27,609	$154	$36,604	$154
Licensing revenue	2,066	127	2,152	274

Total revenue	29,675	281	38,756	428

Costs and expenses
Cost of product sales	1,661	4	2,155	4
Research and development	4,677	3,542	9,159	8,065
Selling, general and administrative	19,581	12,214	37,109	25,747

Total costs and expenses	25,919	15,760	48,423	33,816

Operating income (loss)	3,756	(15,479)	(9,667)	(33,388)

Other income (expense)
Interest income and other income (expense), net	85	47	187	191
Interest expense	(1,278)	(2,144)	(2,485)	(2,872)
Changes in fair value of derivative liabilities	678	(8,619)	1,355	(8,540)
Loss on extinguishment of debt	(39)	(1,162)	(1,732)	(1,162)

Total other expense	(554)	(11,878)	(2,675)	(12,383)

Net income (loss)	$3,202	$(27,357)	$(12,342)	$(45,771)

Income (loss) per common share:
Basic	$0.08	$(0.89)	$(0.30)	$(1.48)
Diluted	$0.08	$(0.89)	$(0.30)	$(1.48)

Weighted-average number of common shares:
Basic	42,056,285	30,897,075	41,595,232	30,886,309
Diluted	42,372,137	30,897,075	41,595,232	30,886,309

Supernus Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Net Income (Loss)

(in thousands)

	Three Months ended June 30,	Six Months ended June 30,
	2014	2014
	(unaudited)
Net Income (Loss) - GAAP	$3,202	$(12,342)

Changes in fair value of derivative liabilities	678	1,355
Loss on extinguishment of debt	(39)	(1,732)

Adjusted Net Income (Loss) - non-GAAP	$2,563	$(11,965)